Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Group President 847-214-4509 Frank S. Pellegrino Chief Financial Officer and Executive Vice President, Finance and Administration 847-214-4138

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 19, 2021

Elevation of Frank S. Pellegrino to Chief Financial Officer

Elgin, IL, August 19, 2021 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced that Mr. Frank S. Pellegrino, Executive Vice President, Finance and Administration, and Treasurer of the Company, will also be appointed Chief Financial Officer of the Company, effective August 20, 2021. As previously disclosed and in accordance with his succession plan, Mr. Michael J. Valentine stepped down from his role as Chief Financial Officer after the filing of the Form 10-K of the Company for fiscal year 2021. Also consistent with his succession plan, Mr. Valentine remains the Group President and Secretary of the Company and will continue as a director of the Company.

Mr. Pellegrino, 47, has been employed by the Company since January 2007 and occupied roles of increasing significance since that time. Most recently, in August 2020, Mr. Pellegrino was promoted to Executive Vice President, Finance and Administration, in addition to serving as Treasurer. Prior to joining the Company, Mr. Pellegrino was Internal Audit Manager at W.W. Grainger, a business-to-business distributor. Before that, he was a Manager in the Assurance Practice of PricewaterhouseCoopers LLP. Mr. Pellegrino earned an MBA from DePaul University and a B.S. in accountancy from Indiana University, and has been a Certified Public Accountant (CPA) since 1996.

In January 2018, Mr. Pellegrino became responsible for overseeing our information technology department and in June 2019 became responsible for overseeing our Customer Solutions department.

“I am pleased to welcome Frank to the Chief Financial Officer role,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Frank has been an integral part of our senior management team, and he has contributed greatly to our operating and financial performance since joining us in 2007. I wish to thank Mike for his years of hard work as Chief Financial Officer, and his leadership in this seamless transition of the Chief Financial Officer position to Frank in accordance with his succession plan.”

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

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